SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934

January 20, 2010
Date of Report (Date of earliest event reported)

VALUERICH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52404	41-2102385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1804 N. Dixie Highway, Suite A, West Palm Beach, FL 33407
(Address of principal executive offices) (Zip Code)

(561) 370-3617
(Exact name of registrant as specified in its charter)

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On January 20, 2010, VR Preserve Development, LLC (the “VR P”), Our wholly owned subsidiary acquired certain assets related to the Tesoro Preserve Development located in Port St. Lucie, Florida, (“the Development”) from an unaffiliated third party. Tesoro Preserve Development is a private 341-acre community with 440 individual home sites of real property located on the St. Lucie River in Port St. Lucie County, Florida.

Included in the asset purchase was six (6) waterfront single-family residential lots, seventy-six (76) single family residential lots, approximately seven (7) acre commercially zoned parcel, and certain related Appurtenances, Improvements, Personal Property, Intangible Property, Assigned Agreements, Leases, Interests as Declarant under the Master Declaration, and Association Rights as defined in the Contract for Sale and Purchase (Tesoro Preserve) (the “Contact”) dated December 31, 2009 between Ginn-La Wilderness Ltd., LLL and Seaboard Home Building, Corp. (the “Assignor”), which was assigned to the Company pursuant to an Assignment of Contract (the “Assignment”) that it entered into with the Assignor.   As Declarant of the Development, the Company has the right to require homebuilders to enter into Developer’s Homebuilding Royalty Agreements with the Company entitling the Company to certain development fees as defined in the agreements.  As consideration for the acquisition, the Company paid $250,000 in cash.

The Assignment provides that the Company will have complete management control and receive all proceeds from the sale of the lots described above and obligates the Company to fund all monies required to be paid and expended under the Contract, including the expenses described in the next paragraph. The Assignment also provides that the Company will pay the Assignor its due diligence expenses incurred to date, $135,000 at closing and that the Assignor will receive 600,000 shares of our common stock.  In addition, the Assignor will retain control of the builder’s program, have the exclusive right to do the infrastructure work that remains to be completed at Tesoro Preserve and will and equally split any royalties with the Company.

As additional consideration for the purchase, the Company entered into a Development Agreement under which it agreed to complete certain development work as defined in the Development Agreement, including construction of a social club, installation of infrastructure, and the design and construction of an entrance to the Development.  As required by the Development Agreement, the Company deposited approximately $1,400,000 that was lent to it from us with an escrow agent representing the estimated costs to complete the work under the Development Agreement.

The aforementioned descriptions are qualified in their entirety by reference to the complete terms of the agreements, copies of which are included as exhibits listed in item 9.01 below.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the acquisition described above, we issued 600,000 shares of our common stock to the Assignor in a private placement as partial consideration for the assignment.   The offering and sale of the common stock qualified for exemption under Section 4(2) of the Securities Act of 1933, as amended (“the Act”), since the issuance by us did not involve a public offering. This offering was done with no general solicitation or advertising by us.   The offering was not a public offering as defined in Section 4(2) because the offer was made to an insubstantial number of persons and because of the manner of the offering.   In addition, the investor had the necessary investment intent as required by Section 4(2) since it agreed to, and received, share certificates bearing a legend stating that such shares are restricted.  This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.  Based on the analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

Item 9.01 Financial Statement and Exhibits

Exhibit	10.1	Contract for Sale and Purchase (Tesoro Preserve) Ginn-La Wilderness Ltd., LLLP “Seller” and Seaboard Home Building, Corp. “Buyer”
	10.2	Assignment of Contract from Seaboard Home Building, Corp. to ValueRich, Inc.
	10.3	Development Work Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 20, 2010

ValueRich, Inc.

/s/ Joseph C. Visconti

By:  Joseph C. Visconti, President